Exhibit 99.01

                            MURPHY OIL CORPORATION

                         EMPLOYEE STOCK PURCHASE PLAN

    The following constitute the provisions of the Employee Stock Purchase Plan of Murphy Oil Corporation, effective as of the first day of the calendar quarter following the effective date.

      1. Purpose. The purpose of the Plan is to provide Employees of the Company and its Subsidiaries with an opportunity to purchase Shares of the Company. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

      2.  Definitions.

          (a)  "Board" shall mean the Board of Directors of the Company.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) "Common Stock" shall mean Class A stock, $1.00 par value, of the Company.

          (d) "Company" shall mean Murphy Oil Corporation, a Delaware corporation, or any successor which adopts this Plan.

          (e) "Compensation" for the Offering Period shall mean base salary only, excluding any incentive payments, and commissions that may be paid from time to time to the Employee from the Employer.

          (f) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous status as an Employee shall not be considered interrupted in the case of a leave of absence except as provided in paragraph 10(b).

          (g) "Designated Subsidiary" shall mean each of the Subsidiaries designated in the Appendix attached to this Plan as having adopted the Plan. In addition, such term shall include each Subsidiary as may be designated by the Board from time to time among a group consisting of the Company and its Subsidiaries, including corporations that become Subsidiaries after the adoption and approval of the Plan.

          (h) "Eligible Employee" shall have the meaning set forth in
      Section 3(a).

          (i) "Employee" shall mean any person, including an officer, who is a full-time employee of the Employer and who does not have a Restricted Stock Award outstanding under the 1992 Stock Incentive Plan.

          (j) "Employer" shall mean the Company and each of its Designated Subsidiaries.

          (k) "Enrollment Date" shall mean the first day of each Offering
      Period.

          (l) "Exercise Date" shall mean the last day of each Offering Period.

          (m) "Exercise Price" shall have the meaning as defined in paragraph 7(b).

          (n) "Offering Period" shall mean the period described in paragraph 4.

          (o) "Participant" shall mean an Eligible Employee who has elected to participate herein.

          (p) "Participant Account" shall mean that separate account maintained hereunder to record the amount that a Participant has contributed to the Plan during an Offering Period.

          (q) "Plan" shall mean the Murphy Oil Corporation Employee Stock Purchase Plan.

          (r) "Plan Custodian" shall mean the entity so designated by the Board or any successor appointed by the Company.

          (s) "Share" shall mean a share of Common Stock.

          (t) "Stock Administrator" shall mean the committee appointed by the Board pursuant to paragraph 13 to act on behalf of the Board and administer the Plan.

          (u) "Subsidiary" shall mean a corporation, domestic or foreign, of which at the time of the granting of the option pursuant to paragraph 7, not less than fifty percent (50%) of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

      3.  Eligibility.

         (a) General Rule. Any Employee who has completed two years of service with the Employer as of any Enrollment Date shall be eligible to participate as an "Eligible Employee" during the Offering Period beginning on such Enrollment Date, subject to the requirements of paragraph 5 and the limitations imposed by section 423(b) of the Code.

         (b) Exceptions. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option to purchase Shares under the Plan if:

                (i) Immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to section 424(d) of the Code) would own stock (including for purposes of this paragraph 3(b) any stock he holds outstanding options to purchase) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary computed in accordance with the Code Section 423(b)(3), or

                (ii) Such option would permit such Employee's right to purchase stock under all employee stock purchase plans (described in section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds by Twenty-Five Thousand Dollars ($25,000) the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Code Section 423(b)(8).

      4. Offering Periods. Each calendar quarter shall be an Offering Period; provided, however, that the initial Offering Period may, at the discretion of the Board, start on any date specified by the Board and end on the last day of such calendar quarter.

      5. Participation. An Eligible Employee shall become a Participant by completing a subscription agreement in such form as shall be specified by the Company ("Subscription Agreement"), and returning it to the Stock Administrator prior to the Enrollment Date of the applicable Offering Period, unless a later time for filing the Subscription Agreement is set by the Board for all Eligible Employees with respect to such Offering Period.

      6.  Payment for Shares.

         (a) At the time a Participant files his or her Subscription Agreement, such Participant shall elect to have payroll deductions made on each pay date during the Offering Period at a whole percentage rate not to exceed ten percent (10%) of the Compensation which he or she receives on each pay date during the Offering Period.

         (b) All payroll deductions made by a Participant shall be credited to his or her Participant Account under the Plan. A Participant may not make any separate cash payment into his or her Participant Account.

         (c) A Participant may discontinue his or her participation in the Plan as provided in paragraph 10, but no other change can be made during an Offering Period and, specifically, a Participant may not alter the amount of his or her payroll deductions for that Offering Period.

      7.  Grant of Option.

         (a) On the Enrollment Date of each Offering Period each Eligible Employee shall be granted an option to purchase on the subsequent Exercise Date up to a number of whole Shares determined by dividing ten percent (10%) of the Eligible Employee's Compensation by ninety percent (90%) of the fair market value of a Share on the Enrollment Date; provided, however, that the number of Shares subject to such option shall be reduced, if necessary, to a number of Shares which would not exceed the limitations described in paragraph 3(b) or paragraph 12(a) hereof. The fair market value of a Share shall be determined as provided in paragraph 7(b) herein.

         (b) The exercise price per Share offered in a given Offering Period (the "Exercise Price") shall be ninety percent (90%) of the fair market value of a Share on the Enrollment Date of such Offering Period. The fair market value of a Share on an Enrollment Date shall be the closing price of such Share as reported by the New York Stock Exchange on such date or the most recent trading date preceding such date (or if the Shares did not trade on such date, for the most recent trading day preceding the Enrollment Date, as the case may be, on which the Shares traded).

      8. Exercise of Option. The Participant's option for the purchase of Shares will be exercised automatically on the Exercise Date of the Offering Period of reference by purchasing the maximum number of whole Shares subject to such option which may be purchased at the Exercise Price with the funds in his or her Participant Account unless prior to such Exercise Date the Participant has withdrawn from the Offering Period pursuant to paragraph 10. During a Participant's lifetime, a Participant's option to purchase Shares hereunder is exercisable only by such Participant.

      9. Delivery. Shares issued pursuant to the exercise of the option will be held in custody by the Plan Custodian until termination of the Participant's Continuous Status as an Employee or request by the Participant for delivery of all Shares. All dividends will be credited to the Participant's account and will be reinvested for additional Shares. Shares shall be delivered within forty-five (45) days after termination or receipt of such request.

      10.  Withdrawal;  Termination of Employment.

         (a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Participant Account at any time by notice in the form specified by the Company given to the Stock Administrator prior to the Exercise Date. All of the Participant's payroll deductions credited to his or her Participant Account will be paid to such Participant as soon as practicable after receipt of his or her notice of withdrawal. Such withdrawal shall permanently terminate the Participant's participation for the Offering Period in which the withdrawal occurs.

         (b) In the event of the termination of the Participant's Continuous Status as an Employee for any reason other than death, on or before the Exercise Date of reference, he or she will be deemed to have elected to withdraw from the Plan and receive any Shares held by the Plan Custodian for the Participant and any funds credited to his or her Participant Account on the date of such withdrawal; provided, however, that a Participant who goes on a leave of absence shall be permitted to remain in the Plan with respect to an Offering Period which commenced prior to the beginning of such leave of absence. Payroll deductions for a Participant who has been on a leave of absence will resume upon return to work at the same rate as in effect prior to such leave unless the leave of absence begins in one Offering Period and ends in a subsequent Offering Period, in which case the Participant shall not be permitted to re-enter the Plan until a new Subscription Agreement is filed with respect to an Offering Period which commences after such Participant has returned to work from the leave of absence.

         (c) Upon termination of the Participant's Continuous Status as an Employee because of death, any unused funds in such Participant Account will be returned to his or her estate, without interest.

         (d) A Participant's withdrawal from one Offering Period will not have any effect upon his or her eligibility to participate in a different Offering Period or in any similar Plan which may hereafter be adopted by the Company.

      11. Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

      12.  Shares.

         (a) The maximum number of Shares which shall be made available for sale under the Plan shall be fifty thousand (50,000) Shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 17. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to purchase under the Plan, in the sole and absolute discretion of the Board. Further, if for any reason any purchase of Shares under the Plan is not consummated, the Shares subject to such Subscription Agreement may be subjected to a new Subscription Agreement under the Plan. If, on a given Exercise Date, the Shares with respect to which options are to be exercised exceed the Shares then available under the Plan, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give notice of such reduction of the Shares which each Participant shall be allowed to purchase. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue Shares hereunder if, in the opinion of counsel for the Company, such issuance would constitute a violation of federal or state securities laws or the laws of any country.

         (b) Neither the Participant nor his or her beneficiaries will have any interest or voting right in Shares covered by his or her option until such option has been exercised and the Shares purchased.

      13. Administration. The Plan shall be administered by the Stock Administrator appointed by the Board. The Stock Administrator shall have all of the powers of the Board with respect to the Plan except for those powers set forth in paragraph 18 hereof. Members of the Board who are Eligible Employees are permitted to participate in the Plan; provided, however, that (i) members of the Board who are Eligible Employees may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan, and (ii) if a committee is appointed to be the Stock Administrator, no member of such committee will be eligible to participate in the Plan. The Stock Administrator appointed hereunder shall have the following powers and duties:

         (a) To direct the administration of the Plan in accordance with the provisions herein set forth;

         (b) To adopt rules of procedure and regulations necessary for the administration of the Plan provided the rules are not inconsistent with the terms of the Plan;

         (c) To determine, in its sole discretion, all questions with regard to rights of Employees and Participants under the Plan, including but not limited to, the eligibility of an Employee to participate in the Plan;

         (d) To enforce the terms of the Plan and the rules and regulations it adopts;

         (e)  To direct the distribution of the Shares purchased hereunder;

         (f) To furnish the Employer with information which the Employer may require for tax or other purposes;

         (g) To engage the service of counsel (who may, if appropriate, be counsel for the Employer) and agents whom it may deem advisable to assist it with the performance of its duties;

         (h) To prescribe procedures to be followed by Eligible Employees in electing to participate herein;

         (i) To receive from each Employer and from Employees such information as shall be necessary for the proper administration of the Plan;

         (j) To maintain, or cause to be maintained, separate accounts in the name of each Participant to reflect the Participant's Account under the Plan;

         (k)  To interpret and construe the Plan in its sole discretion; and

         (l) To make any changes or modifications necessary to administer and implement the provisions of this Plan in any foreign country to the fullest extent possible.

      14. Transferability. Neither any monies credited to a Participant's Participant Account nor any rights with regard to the exercise of an option to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will or by laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company shall treat such act as an election to withdraw funds in accordance with paragraph 10.

      15. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

      16. Reports. Individual Participant Accounts will be maintained for each Participant, and statements will be given to Participants promptly following an Exercise Date, which statements will set forth the amounts of payroll deductions, the per Share purchase price, the Shares purchased, and the remaining cash balance, if any.

      17. Adjustments Upon Changes in Capitalization. If an option under this Plan is exercised subsequent to any stock split, spinoff, recapitalization, reorganization, reclassification, merger, consolidation, exchange of shares, or the like occurring after such option was granted, as a result of which shares of any class of stock shall be issued in respect of the outstanding shares, or shares shall be changed into a different number of the same or another class or classes, the number of Shares to which such option shall be applicable and the option price for such Shares shall be appropriately adjusted by the Company. Any such adjustment, however, in the Shares shall be made without change in the total price to be paid upon exercise of any option granted under the Plan which has not been exercised in full, but shall involve only, if appropriate on adjustment, in the price per Share. Notwithstanding the above, no adjustments shall be made for stock dividends. For the purposes of this paragraph, any distribution of Shares to shareholders in an amount aggregating twenty percent (20%) or more of the outstanding Shares shall be deemed a stock split and any distributions of Shares aggregating less than twenty percent (20%) of the outstanding Shares shall be deemed a stock dividend.

    In the event of the proposed dissolution or liquidation of the Company or upon a proposed reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a proposed sale of substantially all of the property or stock of the Company to another corporation, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the holder of each option then outstanding under the Plan will thereafter be entitled to receive, upon the exercise of such option, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one Share was entitled to receive upon and at the time of such transaction for each Share to which such option shall be exercised. The Board shall take such steps in connection with such transactions as the Board may deem necessary to assure that the provisions of this paragraph 17 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities, and/or property as to which such holder of such option might thereafter be entitled to receive.

      18. Amendment or Termination. The Board may at anytime and for any reason terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Company, (i) increase the maximum number of Shares which may be issued under the Plan (except pursuant to paragraph 17) or (ii) amend the requirements as to the class of employees eligible to purchase Shares under the Plan, or, if a committee is appointed as the Stock Administrator pursuant to paragraph 13, permit the members of such committee to participate in the Plan. The Plan shall automatically terminate on the Exercise Date that Participants become entitled to purchase a number of Shares greater than the number available for purchase under paragraph 12. In the event of an automatic termination, reserved Shares remaining as of such Exercise Date shall be sold to Participants on a pro rata basis, as described in paragraph 12.

    Except as specifically provided in the Plan, as required to comply with Code section 423, or as required to obtain a favorable ruling from the Internal Revenue Service, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of such Participant.

      19. Notices. All notices or other communications by an Eligible Employee or a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

      20. Shareholder Approval. Commencement of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted. Notwithstanding any provision to the contrary, failure to obtain such shareholder approval shall void the Plan, any options granted under the Plan, any Share purchases pursuant to the plan, and all rights of all Participants.

      21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, the rules and regulations promulgated under both sets of laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

      22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company as described in paragraph 20. It shall continue if effect for a term of five (5) years unless sooner terminated under paragraphs 18 or 20.

      23. No Rights Implied. Nothing contained in this Plan, any modification or amendment to the Plan, or the creation of any Participant Account, the execution of any Subscription Agreement, or the issuance of any Shares, shall give any Employee or Participant any right to continue employment, any legal or equitable right against the Employer or Company or any officer, director, or employee of the Employer or Company, or interfere in any way with the Company's right to terminate or otherwise modify an Employee's employment at any time, except as expressly provided by the Plan.

      24. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

      25. Notice. Any notice required to be given herein by the Employer, the Company, or the Board shall be deemed delivered when (a) personally delivered, including electronic transmission in such form as the Board shall direct, or (b) placed in the mail of the country of the sender in an envelope addressed to the last known address of the person to whom the notice is given.

      26. Waiver of Notice. Any person entitled to notice under the Plan may waive the notice.

      27. Successors and Assigns. The Plan shall be binding upon all persons entitled to purchase Shares under the Plan, their respective heirs, legatees, and legal representatives, including, without limitation, such person's estate and the executors, any receiver, trustee in bankruptcy or representative of creditors of such person, and upon the Employer, its successors and assigns.

      28. Headings. The titles and headings of the paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

      29. Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal statute. The obligation of the Employer to sell and deliver Shares under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

      30. No Liability for Good Faith Determinations. Neither the members of the Board nor any member of the committee appointed to be the Stock Administrator (nor their delegates) shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any right to purchase Shares granted under it, and members of the Board and the Stock Administrator (and their delegates) shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

      31. Participating Employers. This Plan shall constitute the Employee Stock Purchase Plan of the Company and each Designated Subsidiary. A Designated Subsidiary may withdraw from the Plan as of any Enrollment Date by giving written notice to the Board, which notice must be received by the Board at least thirty (30) days prior to such Enrollment Date.

     IN WITNESS WHEREOF, this Employee Stock Purchase Plan has been adopted as of May 14, effective as of July 1, 1997.

                                       MURPHY OIL CORPORATION



                                       By: /s/ Stephen A. Cosse
                                           ---------------------------
                                           Stephen A. Cosse
                                           Senior Vice President and
                                           General Counsel

Attest:

/s/ Walter K. Compton
--------------------------
Walter K. Compton
Secretary